Exhibit 99.1

American Public Education, Inc. Announces Appointment of Shira Goodman to Board of Directors

Former Staples CEO Brings Leadership and Governance Expertise as James Kenigsberg Becomes APEI’s Permanent Chief Innovation and Technology Officer

Charles Town, W.Va. — Oct. 27, 2026 – American Public Education, Inc. (Nasdaq: APEI), the parent company of American Public University System, has appointed Shira Goodman to its board of directors. Goodman brings extensive executive leadership and corporate board experience to APEI. During her 26-year career at Staples, which culminated in her appointment as CEO, she held leadership roles in marketing, human resources and global growth. Goodman fills the board vacancy left by James Kenigsberg, who had stepped away from the APEI board last year to serve as interim chief innovation and technology officer, and recently assumed the role permanently.

Goodman currently serves on the boards of Burlington Stores, CBRE and Box Partners. She previously served on the boards of Staples, CarMax, Henry Schein, Stride Rite and Reef Lifestyle, LLC and served as an advisory director at Charlesbank Capital. Earlier in her career, she was a manager at Bain & Company, a global management consulting firm, where she helped develop the initial business plan for the Staples delivery business.

“Shira’s experience advising organizations on growth and strategy while leading through transformational change will add valuable perspective as we advance our mission of empowering students through education, helping them transform their lives, advance their careers and contribute to their communities,” said Angela Selden, president and chief executive officer of American Public Education, Inc., and chancellor of American Public University System. “We are delighted to welcome Shira to the APEI board.”

Kenigsberg will continue to lead the company’s technology transformation, using artificial intelligence, intelligent systems and student-centered products to enhance the educational experience and help more students achieve their academic and professional goals.

“We are so pleased that James has agreed to assume the chief innovation and technology officer role on a permanent basis. It is a clear reflection of his personal commitment to the company’s mission of expanding educational opportunities for service-minded students,” said Selden. “His thought leadership on advanced technologies along with his global network of technology innovators will continue to propel our education units forward.”

In addition to Goodman’s corporate leadership and board experience, she is an executive coach, who works primarily with purpose-driven leaders. In the nonprofit sector, she serves as chair of the Jim Joseph Foundation. She previously held leadership roles with Combined Jewish Philanthropies of Boston, including serving as board chair, and was a member of Harvard University’s Finance Committee.

“I am honored to join the APEI board of directors and support its mission of transforming lives through education,” Goodman said. “I look forward to contributing to the company’s continued success and helping advance opportunities for students.”

Goodman earned a master’s degree in management science from the Massachusetts Institute of Technology Sloan School of Management, a J.D. from Harvard Law School and a bachelor’s degree from Princeton University.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through American Public University System (the "System") empowers students through education to transform lives, advance careers, and serve their communities locally and globally. With approximately 109,000 students and over 250,0001 alumni worldwide, the System includes four academic units: American Military University (AMU), American Public University (APU), Rasmussen University (RU), and Hondros College of Nursing (HCN). The System is accredited by the Higher Learning Commission, an institutional accreditation agency recognized by the U.S. Department of Education. The System is a wholly owned subsidiary of American Public Education, Inc. (Nasdaq: APEI).

1As of June 30, 2026.

The System, including AMU, APU, RU, and HCN, is not affiliated with the U.S. Military.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiary that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "will" and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding APEI's future path, expected growth, business and financial strategies, offerings to prospective and current students, APEI’s technology transformation, Ms. Goodman’s role as a director and Mr. Kenigsberg’s role as Chief Innovation and Technology Officer.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the various risks described in the "Risk Factors" section and elsewhere in APEI's Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Media Contact

Meg Sheeley

Manager, Public Relations

MSheeley@apus.edu